Exhibit 10.1

Execution Version

COMMERCIAL FRAMEWORK AGREEMENT

between

DELL TECHNOLOGIES INC.

and

VMWARE, INC.

Dated as of November 1, 2021

i

	8.3.	Termination of Covered Solutions SOWs	9

	8.4.	Other Termination Rights	9

	8.5.	Effect of Termination or Expiration	9

	8.6.	Survival	10

9.	Representations and Warranties		10

	9.1.	Mutual Representations and Warranties	10

	9.2.	Disclaimer	10

10.	Limitations of Liability		11

	10.1.	Exclusion of Damages	11

	10.2.	Applicability	11

11.	Intellectual Property and Data Privacy		11

	11.1.	Ownership	11

	11.2.	Data Protection	11

12.	Dispute Resolution		11

13.	Assignment		12

14.	General Terms		12

	14.1.	Notices	12

	14.2.	Compliance with Laws	12

	14.3.	Counterparts	13

	14.4.	Costs and Expenses	13

	14.5.	Third-Party Beneficiaries	13

	14.6.	Governing Law; Jurisdiction	13

	14.7.	Waiver of Jury Trial	13

	14.8.	Specific Performance	14

	14.9.	Severability	14

	14.10.	Amendment; Waiver	14

	14.11.	Entire Agreement	15

ii

SCHEDULES:

Schedule A	Existing Covered Solutions and In-Flight Covered Solutions
Schedule B	Strategic Solutions
Schedule C	Minimum Required Elements for a Covered Solutions SOW
Schedule D	Team Members
Schedule E	Notice Addresses

EXHIBITS:

Exhibit 1	Covered Solutions
Exhibit 2-A	DFS Amendment
Exhibit 2-B	DTS Agreement
Exhibit 3	Team Member Bonus Metrics
Exhibit 4	Annual Operating Plan
Exhibit 5	VMware Investments and Sales Incentives
Exhibit 6	Pricing
Exhibit 7	Governance
Exhibit 8	Mutual Non-Disclosure Agreement
Exhibit 9	Data Protection Agreement

SCHEDULES TO EXHIBITS:

Schedule 4.1	AOP Model
Schedule 4.2	Industry Growth Rate
Schedule 4.3	Field Bookings Report
Schedule 4.4	Field Bookings Reconciliation

iii

COMMERCIAL FRAMEWORK AGREEMENT

THIS COMMERCIAL FRAMEWORK AGREEMENT (together with all schedules and exhibits hereto, and as may be amended or modified from time to time, this “Agreement”), dated as of November 1, 2021 (the “Effective Date”) is by and between Dell Technologies Inc., a Delaware corporation (“Dell”) and VMware, Inc., a Delaware corporation (“VMware”). Dell and VMware are hereinafter referred to together as the “Parties” and individually as a “Party.”

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of April 14, 2021 (the “SDA”), Dell and VMware will consummate the Transactions (as defined in the SDA) in order to effect the separation of Dell and VMware;

WHEREAS, the Parties wish to formalize the commercial relationship between the Parties in order to maintain the mutual strategic advantage between Dell and VMware following the Transactions, and to affirm the Parties’ interest in continuing to collaborate on solutions and a go-to-market strategy (“GTM”);

WHEREAS, the Parties recognize that, with respect to certain technologies and GTM activities, the Parties’ respective products and services work better together to create advantages and value for customers; and

WHEREAS, the Parties recognize that it may be in the Parties’ continued mutual interests to pursue joint opportunities with respect to certain products and services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS; CONSTRUCTION

1.1.	Definitions. Capitalized terms used and not otherwise defined in this Agreement have the meanings given below.

“AOP” has the meaning set forth in Section 4.1.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday under the Laws of the State of New York or under the federal Laws of the United States of America.

“CEO” means chief executive officer.

“Change in Control” means, with respect to a Party, (a) the consummation by such Party of a consolidation, merger, amalgamation, share exchange, equity contribution, reorganization or other business combination or transaction (in one or a series of related transactions) involving such Party in which, immediately following such transaction, either (i) less than 50 percent of the directors of such Party were directors of such Party immediately prior to the consummation of such transaction or (ii) the holders (excluding the acquiror and persons acting with the acquiror) in such transaction) of the voting securities of such Party outstanding immediately prior to such transaction cease to hold at least 50% of the combined voting power of the securities of such Party or the surviving Person or any parent thereof outstanding immediately after such merger of consolidation); (b) the acquisition by a Person, or group of Persons acting in concert, of Control of such Party (including by means of merger, consolidation, business combination, share exchange or other reorganization in one or a series of related transactions) (provided, that the entry into, or consummation of, a bona fide internal restructuring or reorganization of any kind by such Party shall not be deemed to be the acquisition of Control of such Party for purposes of this clause (b)); or (c) the direct or indirect sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of such Party and its subsidiaries’ assets (determined on a consolidated basis) (including by means of merger, consolidation, other business combination, exclusive license of all rights, share exchange or other reorganization); provided, that in each case, any transaction solely between and among such Party and one or more of its wholly-owned subsidiaries shall not be considered a Change in Control hereunder. For purposes of this definition, “Control” means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of a majority of the voting securities of such Person or the right to nominate or appoint a majority of the directors of such Person; provided¸ however, that the existence of any approval or consent rights shall not be taken into account for purposes of determining the existence of Control.

“Chosen Courts” has the meaning set forth in Section 14.6.

“Covered Solution” means a project designed to accelerate the growth of an industry, product, service or platform or that may provide one or both Parties a strategic market opportunity benefiting mutual customers of the Parties that are the subject of a Covered Solutions SOW.

“Covered Solutions Executive” means the CEO or, if designated by the CEO, the COO of each Party, as applicable.

“Covered Solutions Review Activities” means the Parties’ respective obligations related to the review of Covered Solutions under this Agreement, including the Parties’ obligations (a) to review and update strategic plans and signed Covered Solutions SOWs, (b) to identify areas of potential collaboration and (c) to determine future collaboration projects, in each case in accordance with the terms and conditions in Exhibit 7.

“Covered Solutions SOW” means (a) any In-Flight Covered Solutions SOW that has been executed by the Parties, (b) any Future Covered Solutions SOW that has been executed by the Parties and (c) any Existing Covered Solutions SOW.

“Customer Support Agreement” has the meaning set forth in Section 4.6.

“DFS Agreement” means that certain Global Operating and Purchase Agreement by and between VMware, Inc. and Dell Financial Services, L.L.C. effective as of July 18, 2016, as amended by that certain Amendment No. 1 dated as of May 30, 2018.

“DPA” means that certain Data Protection Agreement between the Parties dated on or about November 1, 2021 and attached hereto as Exhibit 9, as may be amended from time to time.

“DTS Agreement” has the meaning set forth in Section 3.4(b).

“Existing Covered Solution” means each project listed in Schedule A designated as an “Existing Covered Solution.”

“Existing Covered Solutions SOW” means (a) an executed statement of work under the TCA that relates to an Existing Covered Solution or (b) any other written agreement executed by the Parties prior to the Effective Date that relates to an Existing Covered Solution.

“Fiscal Quarter” means a fiscal quarter of VMware or Dell as of the Effective Date, unless otherwise agreed by the Parties in writing and subject to Section 5.2.

“Fiscal Year” means a fiscal year of VMware or Dell as of the Effective Date, unless otherwise agreed by the Parties in writing and subject to Section 5.2.

“Future Covered Solutions SOW” means a written agreement of the Parties that relates to a Potential Covered Solution and includes the minimum elements identified in Section 3.2.

“Governmental Authority” means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local, domestic, foreign or multinational.

“GTM” has the meaning set forth in the Recitals.

“In-Flight Covered Solution” means each project designated as an “In-Flight Covered Solution” in Schedule A.

“In-Flight Covered Solutions SOW” means a written agreement of the Parties that relates to an In-Flight Covered Solution and includes the minimum elements identified in Section 3.2.

“Initial Term” has the meaning set forth in Section 8.1.

“Law” means all U.S. and non-U.S. laws (including common law), statutes, ordinances, rules, regulations, declarations, decrees, directives, codes, treaties, legislative enactments, executive orders, circulars and court (or other governmental, administrative or regulatory) orders issued, promulgated or entered into by or with any Governmental Authority.

“NDA” has the meaning set forth in Section 7.

“Obligations” means (a) all of the obligations of the Parties set forth in Section 3 and all of the obligations of the Parties to participate in Covered Solutions Review Activities (collectively, the “Product Obligations”), (b) all of the obligations of the Parties set forth in Section 4 (collectively, the “Sales Obligations”), and (c) all of the obligations of the Parties set forth in Section 5 (collectively, the “Pricing Obligations”), in each case, including any rights associated with the foregoing clauses (a), (b) and (c).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, or any other legal entity, including any Governmental Authority.

“Potential Covered Solution” means a Covered Solution identified by the Parties during the Term of the Agreement that is not an In-Flight Covered Solution or an Existing Covered Solution.

“Principles” means the Parties’ core goals in connection with this Agreement, namely: (a) continuing the Parties’ mutually beneficial preferred sales engagement with respect to the Parties’ respective GTM activities, (b) pursuing mutually beneficial Covered Solutions, and (c) continuing the Parties’ “Better Together” messaging, in each case subject to the terms and conditions of this Agreement.

“Renewal Term” has the meaning set forth in Section 8.1.

“Strategic Solutions” means the products and services listed on Schedule B, as such schedule may be updated from time to time during the Term in accordance with this Agreement.

“TCA” means the Technology Collaboration Agreement by and between VMware and EMC Corporation dated as of February 2, 2009, and to which Dell is bound as an affiliate of EMC Corporation (as amended and as may be amended from time to time, and together with all statements of work thereunder).

“Team Member” has the meaning set forth in Section 3.5.

“Team Member Bonus Metrics” has the meaning set forth in Section 3.5.

“Term” has the meaning set forth in Section 8.1.

“Unforeseen Circumstances” means a hurricane, earthquake, global pandemic (except for existing governmental regulations and restrictions relating to the Covid-19 pandemic), act of God, act of war, terrorism, riot, rebellion, revolution or civil disorders.

“VMware Board of Directors” means the board of directors of VMware.

“VMware Related Persons Transactions Committee” has the meaning set forth in the SDA.

1.2.	Construction. In this Agreement, unless a clear contrary intention appears:

(a)	references to this Agreement include the Schedules and Exhibits hereto, and references to the Covered Solutions SOWs include the attachments, exhibits and schedules thereto;

(b)

except where otherwise indicated, references in this Agreement (exclusive of the Schedules and Exhibits) to Sections, Schedules or Exhibits are to Sections of, Schedules to or Exhibits to, this Agreement (exclusive of the Schedules and Exhibits);

(c)	the singular number includes the plural number and vice versa;

(d)

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(e)	references to any gender includes any other gender;

(f)

reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

(g)

reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable Law means that provision of such applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(h)

“herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement, as applicable, and not to any particular article, section or other provision hereof or thereof;

(i)	the word “or” is not exclusive;

(j)

references to and mentions of the word “including” (and with correlative meaning “include”) or the phrases “e.g.” or “such as” means including, without limiting the generality of, any description preceding such term;

(k)	the headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(l)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to and including;”

(m)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(n)	any consent required herein from a Party may be given or withheld in such Party’s sole discretion, unless otherwise indicated; and

(o)

this Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

2.	PURPOSE AND EFFECT OF THE AGREEMENT

2.1.	Purpose. This Agreement establishes the terms and conditions applicable to the Parties’ strategic commercial relationship and advancement of the Principles.

2.2.

Conflicts; Order of Precedence. In the event of a conflict between the terms and conditions of any Schedule or Exhibit to this Agreement and the terms and conditions of this Agreement, the terms and conditions of the Schedule or Exhibit will govern. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Covered Solutions SOW, the terms and conditions of the Covered Solutions SOW will govern; provided that, in the event of a conflict between the terms and conditions of any of Section 8.2, Section 8.4(c), Section 9.2, Section 10 or Section 13 on the one hand, and terms and conditions of any Covered Solutions SOW on the other hand, the terms and conditions of Section 8.2, Section 8.4(c), Section 9.2, Section 10 and Section 13 will govern; provided, further, that in the event any wind-down provision exists in a Covered Solutions SOW, such provision will remain in effect notwithstanding anything herein to the contrary. For the avoidance of doubt, Section 9.2 shall not limit any express representations or warranties set forth in a Covered Solutions SOW.

3.	PRODUCT, SERVICE, AND STRATEGIC COLLABORATIONS

3.1.

Covered Solutions. The Parties shall cooperate (a) to identify in good faith Potential Covered Solutions and (b) to negotiate diligently in good faith In-Flight Covered Solutions SOWs and Future Covered Solutions SOWs, in each case in accordance with the terms and conditions set forth in Exhibit 1.

3.2.

Covered Solutions SOWs. Each In-Flight Covered Solutions SOW and Future Covered Solutions SOW will address the elements set forth in Schedule C. Each In-Flight Covered Solutions SOW and Future Covered Solutions SOW will be effective when executed by an authorized representative of VMware and an authorized representative of Dell.

3.3.

Strategic Solutions. The Covered Solutions Executives shall review and agree on any applicable changes to the Strategic Solutions at least annually in accordance with the terms and conditions set forth in Exhibit 7, and the Parties shall update Schedule B accordingly, as applicable.

3.4.	Existing Strategic Collaborations.

(a)	The Parties shall enter into an amendment to the DFS Agreement in the form attached hereto as Exhibit 2-A.

(b)	The Parties shall enter into a contract formalizing the Parties’ relationship with respect to Dell Technologies Select, in the form attached hereto as Exhibit 2-B (the “DTS Agreement”).

3.5.

Team Members. Each Party’s executives responsible for implementing the Principles on behalf of such Party are set forth on Schedule D (each such executive, a “Team Member”). Each Party may update the list of Team Members in Schedule D from time to time upon notice to the other Party, and the Parties shall review and update Schedule D in accordance with their terms and conditions set forth in Exhibit 3. Subject to applicable Law, a portion of each Team Member’s executive bonus shall be calculated in accordance with the terms and conditions set forth in Exhibit 3 (the “Team Member Bonus Metrics”), unless otherwise agreed by the Parties. The Parties shall amend and maintain each Team Member’s executive bonus structure in accordance with the terms and conditions set forth in Exhibit 3, as applicable.

3.6.	Other Collaborations. Except as expressly set forth in this Agreement, nothing in this Agreement limits the ability of either Party to collaborate or enter into any agreements with any third Person.

4.	SALES

4.1.

Annual Operating Plan. The Parties shall develop and update, no less frequently than annually, an annual operating plan in accordance with the terms and conditions set forth in Exhibit 4 (such annual operating plan, the “AOP”).

4.2.

Dell Sales. Dell shall use commercially reasonable efforts to meet the Overall Annual Bookings Target and the Strategic Solutions Annual Bookings Target, in each case as defined and determined in accordance with the terms and conditions set forth in Exhibit 4 and subject to the terms and conditions of Exhibit 5 (including Section 5 of Exhibit 5).

4.3.	Sales Incentives. The Parties shall implement sales incentives to support the AOP in accordance with the terms and conditions set forth in Exhibit 4.

4.4.

Dell Incentives. Dell shall design and implement incentive plans for Dell sales personnel in connection with achievement of the targets detailed in the applicable AOP, in accordance with the terms and conditions set forth in Exhibit 4.

4.5.

VMware Investments. VMware shall maintain investment levels in connection with achievement of the targets detailed in the applicable AOP, in accordance with the terms and conditions set forth in Exhibit 5.

4.6.

Customer Support. Regarding instances in which a customer is jointly using a VMware and a Dell product and each Party may have support services obligations to such customer, the Parties shall work in good faith to complete a Customer Support Agreement (“Customer Support Agreement”) by the Effective Date based upon each Party’s generally-available service offerings as well as any mutually agreed-upon new service offerings. By way of description and not limitation, such a Customer Support Agreement may include topics such as respective rights and obligations regarding support services delivery SLAs, appropriate access to knowledge base and service request-related systems and tools, and other topics the Parties deem appropriate. In consideration of the Principles, the Parties will discuss and evaluate creating new service offerings. Any cost of additional mutually agreed-upon service offerings is expected to be borne by the Party requesting the implementation of such offering.

5.	PRICING

5.1.	Pricing. With respect to pricing, the Parties shall comply with the terms and conditions set forth in Exhibit 6.

5.2.	Fiscal Year. After the Effective Date, neither Party will change its respective fiscal year without the prior written consent of the other Party.

6.	GOVERNANCE AND UNFORESEEN CIRCUMSTANCES

6.1.	Governance Procedures. The Parties shall comply with the governance procedures set forth in Exhibit 7.

6.2.

Unforeseen Circumstances. To the extent performance by a Party of its obligations under this Agreement is prevented, hindered or delayed by Unforeseen Circumstances, such Party shall be excused for such non-performance, hindrance or delay solely as expressly set forth in this Agreement and solely for so long as such Unforeseen Circumstances continue; provided that: (a) such Unforeseen Circumstances are beyond the reasonable control of the applicable Party and could not be prevented by appropriate precautions; (b) such Party is diligently attempting to work around or mitigate the Unforeseen Circumstances; and (c) the Party claiming Unforeseen Circumstances shall promptly notify the other Party of the occurrence of Unforeseen Circumstances and describe the Unforeseen Circumstances in reasonable detail.

7.	CONFIDENTIALITY

7.1.	Mutual Non-Disclosure Agreement. The Parties shall comply with the terms and conditions of the Non-Disclosure Agreement set forth in Exhibit 8 (the “NDA”).

8.	TERM AND TERMINATION

8.1.

Term. This Agreement commences on the Effective Date and continue for five years (the “Initial Term”), and thereafter will automatically renew for additional one-year terms (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless earlier terminated in accordance with this Agreement. Either Party may terminate this Agreement by providing at least 180 days’ written notice to the other Party prior to the end of the Initial Term or the then-current Renewal Term. Subject to the termination rights set forth in Section 8.2 and Section 8.4(c), the term of any Covered Solutions SOW shall be expressly set forth in such Covered Solutions SOW, as applicable.

8.2.

Termination for Cause. Either Party may terminate this Agreement or any category of Obligations (e.g., the Product Obligations), in each case, upon written notice to the other Party (including such Party’s Covered Solutions Executive) if such other Party (a) materially breaches an Obligation under this Agreement and fails to cure such breach within 30 days after receipt of notice of such breach by the non-breaching Party or (b) commits a series of non-material breaches under this Agreement that collectively constitute a material breach; provided that a Party’s right to terminate this Agreement for any breach of Section 7 or Section 13 is governed by Section 8.4(a). The cure period set forth in this Section 8.2 does not apply to, and will not prejudice, a specific right in another Section of this Agreement to terminate this Agreement or any Obligations. If either Party has the right to terminate this Agreement (or any portion thereof), such Party may also elect to terminate one or more Covered Solutions SOWs (or any portion thereof).

8.3.

Termination of Covered Solutions SOWs. Notwithstanding anything to the contrary in Section 8.2, a Covered Solutions SOW may be terminated in accordance with the terms of any such Covered Solutions SOW.

8.4.	Other Termination Rights.

(a)

Termination for Breaches of Confidentiality and Assignment Obligations. Either Party may terminate this Agreement immediately upon notice to the other Party in the event of (i) a material breach of such other Party’s obligations under Section 7 hereof or (ii) an attempted assignment, transfer or other action by such other Party in contravention of Section 13 hereof.

(b)

Termination for Deterioration of Financial Condition. Either Party may immediately terminate this Agreement upon written notice to the other Party: (i) upon the filing by or with respect to the other Party of a petition in bankruptcy or insolvency under the Laws of any jurisdiction; (ii) a final adjudication that the other Party is bankrupt or insolvent; (iii) the filing or making of any statement or admission that the other Party is unable to pay its debts as they become due or that it is insolvent; or (iv) the making of any assignment for the benefit of creditors or similar process.

(c)	Other VMware Termination Rights. VMware may terminate Covered Solutions SOWs and Obligations as expressly set forth in Section 4(c) and Section 4(d) of Exhibit 5.

(d)	Termination for Change in Control. Either Party may terminate this Agreement upon 60 days’ written notice in the event of a Change in Control of the other Party.

8.5.	Effect of Termination or Expiration.

(a)

Effect on Covered Solutions SOWs. Upon the termination or expiration of this Agreement, all Covered Solutions SOWs then in effect will continue in accordance with their terms, except where such Covered Solutions SOW (or portion thereof) has been earlier or simultaneously terminated in accordance with Section 8.2 or Section 4(c) of Exhibit 5 of this Agreement or in accordance with the terms and conditions of such Covered Solutions SOW.

(b)

Upon the termination or expiration of this Agreement, except as set forth in Section 8.6, all rights and obligations of the Parties under this Agreement will immediately cease and terminate, and neither Party shall have any further obligation to the other Party with respect to this Agreement, except that VMware shall pay the VMware Investments (as defined in Exhibit 5) to Dell in accordance with the terms and conditions of Exhibit 5.

(c)

Expiration or termination of this Agreement or any Covered Solutions SOW will not act as a waiver of any breach of this Agreement and will not act as a release of either Party from any liability or obligation incurred under this Agreement through the effective date of such expiration or termination, including with respect to any fees or expenses that accrued on or before the effective date of such expiration or termination.

8.6.

Survival. The following provisions shall survive any termination or expiration of this Agreement: Section 1 (Definitions and Construction), Section 7 (Confidentiality), Section 8.5 (Effect of Termination), Section 8.6 (Survival), Section 9.2 (Representations and Warranties Disclaimer), Section 10 (Limitations of Liability), Section 11.1 (IP Ownership), Section 12 (Dispute Resolution) and Section 14 (General Terms), and any term in an Exhibit to this Agreement that expressly states it will survive the expiration or termination of the Agreement.

9.	REPRESENTATIONS AND WARRANTIES

9.1.

Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date: (i) it is duly incorporated and validly existing or registered as applicable under applicable Laws of the relevant jurisdiction; (ii) it has the full power and authority to execute, deliver, and perform under this Agreement; (iii) it has taken all requisite actions and obtained all consents, approvals, authorizations, and permits necessary for the execution, delivery and performance of its obligations under this Agreement; (iv) this Agreement constitutes a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms; and (v) the execution, delivery, and performance of this Agreement will not violate such Party’s articles of incorporation, any other agreements or obligations of such Party or, to the best of such Party’s knowledge, Laws applicable to such Party.

9.2.

Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES OR GIVES ANY EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF ANY KIND IN CONNECTION WITH THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY REPRESENTATIONS AND WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, NON-INFRINGEMENT, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY REPRESENTATION, WARRANTY, OR COVENANT BASED ON COURSE OF DEALING OR USAGE IN TRADE.

10.	LIMITATIONS OF LIABILITY

10.1.

Exclusion of Damages. EXCEPT FOR A BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 7 (CONFIDENTIALITY) AND NOTWITHSTANDING ANY TERMS IN A COVERED SOLUTIONS SOW TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY COVERED SOLUTIONS SOW FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR DAMAGES BASED ON LOST REVENUE, LOST PROFITS, LOSS OF INCOME, OR LOSS OF BUSINESS ADVANTAGE DAMAGES, IN ALL CASES WHETHER OR NOT FORESEEABLE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2.

Applicability. THE LIMITATIONS OF LIABILITY STATED IN THIS SECTION 10 WILL APPLY REGARDLESS OF WHETHER A PARTY’S REMEDIES IN THIS AGREEMENT ARE DETERMINED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. THIS SECTION 10 DOES NOT LIMIT EITHER PARTY’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

11.	INTELLECTUAL PROPERTY AND DATA PRIVACY

11.1.

Ownership. Neither Party shall acquire any rights, title, or interest in or to any of the intellectual property of the other Party as a result of this Agreement. No rights or licenses to intellectual property are granted by either Party under this Agreement, whether by implication, estoppel or otherwise.

11.2.

Data Protection. Where any activities of the Parties under this Agreement involve the processing of Personal Data (as defined in the DPA), the DPA will govern the Parties’ obligations in processing such Personal Data, and the Parties shall comply with the terms and conditions of same. The Parties shall complete the Annexes and any other required information to be included in the DPA to accurately reflect the processing activities of the Parties under this Agreement and shall update the DPA as required from time to time to comply with applicable Law or to reflect any new or modified processing activities contemplated under this Agreement.

12.	DISPUTE RESOLUTION

12.1.

A dispute arising under this Agreement that is not resolved in the ordinary course of business shall be considered in person or by telephone by the Covered Solutions Executives within five Business Days after receipt of a notice from either Party specifying the details of the dispute to be escalated to the Covered Solutions Executives.

12.2.

If the Covered Solutions Executives are unable to resolve the dispute within 15 Business Days after escalation (or are unable to meet within such period), then either Party may pursue its rights and remedies under this Agreement, including by initiating judicial proceedings.

12.3.	The foregoing shall not prevent or delay either Party from seeking equitable remedies available under Law.

12.4.

All negotiations, conferences, and discussions pursuant to this Section 12 shall be confidential and shall be treated as compromise and settlement negotiations and shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences, and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

13.	ASSIGNMENT

Neither Party shall assign (including by operation of law) any of its rights or obligations under this Agreement or any Covered Solutions SOW without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a Party may freely assign this Agreement to a successor entity resulting from an internal corporate reorganization to a wholly owned affiliate of such Party. Any permitted assignee of this Agreement must assume the assigning Party’s obligations under this Agreement in writing. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Party’s permitted successors and assigns. Any attempted assignment or transfer in violation of this Section 13 will be null and void ab initio.

14.	GENERAL TERMS

14.1.

Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by e-mail (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), to the addresses of the Parties as set forth in Schedule E or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 14.1.

14.2.	Compliance with Laws. Each Party shall comply with the Laws applicable to it in connection with this Agreement.

14.3.

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties thereto and delivered to the other Party. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 14.3.

14.4.

Costs and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses of the Parties in connection with the Agreement shall be paid by the Party incurring such costs or expenses.

14.5.

Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns and are not intended to confer upon any Person, except the Parties and their respective successors and permitted assigns, any rights or remedies hereunder; and there are no third-party beneficiaries of this Agreement; and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

14.6.

Governing Law; Jurisdiction. This Agreement will be governed by and construed and interpreted in accordance with the internal Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies. Except as set forth in Section 12, each Party agrees that it shall bring any action, claim, or proceeding between the Parties arising out of or related to this Agreement (exclusively in the Delaware Court of Chancery or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any appropriate state or federal court within the State of Delaware (the “Chosen Courts”)), and with respect to any such action, claim, or proceeding (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such claim in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process or summons upon such Party in any such action, claim, or proceeding will be effective if notice is given in accordance with Section 14.1.

14.7.

Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

14.8.

Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the provisions of Section 12, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) in the Chosen Courts and agrees not to assert and hereby waives any defense to the effect that a remedy of injunctive relief or specific performance is unenforceable, invalid or contrary to Law or that a remedy of monetary damages would provide an adequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

14.9.

Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

14.10.	Amendment; Waiver.

(a)

This Agreement may be amended, supplemented, or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Notwithstanding the foregoing, to the extent any such any amendment, supplement, modification or waiver by VMware or the VMware Board of Directors materially and adversely affects VMware, such amendment, supplement, modification or waiver by VMware or the VMware Board of Directors shall require the prior written consent of the VMware Related Persons Transactions Committee.

(b)

Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any Party. Except as provided in Section 14.10(a), no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any right, power or privilege hereunder, will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.11.

Entire Agreement. This Agreement and the Schedules, Exhibits and Annexes hereto and the specific agreements contemplated hereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

DELL TECHNOLOGIES INC

/s/ Robert Potts Name: Robert Potts
Title: Senior Vice President and Assistant Secretary

VMWARE, INC.

/s/ Zane Rowe Name: Zane Rowe
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Commercial Framework Agreement]